EXHIBIT 11

                       Consent of Independent Accountants

The Shareholders and Board of Trustees
USAA Investment Trust

We consent to the use of our reports incorporated by reference dated July 9, 1997 on the Balanced Strategy, Cornerstone Strategy, Emerging Markets, Gold, Growth Strategy, Income Strategy, International, and World Growth Funds, and the GNMA and Treasury Money Market Trusts, separate funds of USAA Investment Trust and to the references to our firm under the headings "Financial Highlights" in the Funds' prospectuses.

                                         /s/ KPMG Peat Marwick LLP
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                                         KPMG Peat Marwick LLP

San Antonio, Texas
September 15, 1997